Exhibit 99.1

Press Contact:

Gina Sheibley

gsheibley@salesforce.com

917-297-8988

Salesforce names Bret Taylor President & Chief Operating Officer

Taylor to oversee product, engineering, security, marketing and communications

SAN FRANCISCO—December 12, 2019—Salesforce (NYSE: CRM), the global leader in CRM, today announced that Salesforce President and Chief Product Officer Bret Taylor has been appointed President and Chief Operating Officer. In this role, Taylor will lead Salesforce’s global product vision, engineering, security, marketing and communications. Taylor will continue to report to Chairman and co-CEO Marc Benioff.

“Bret has been the chief architect of our product vision, development and go-to-market strategy, driving success for our customers with our industry-leading Customer 360 platform,” said Salesforce Chairman and co-CEO Marc Benioff. “His expanded portfolio of responsibilities will enable us to drive even greater customer success and innovation as we experience rapid growth at scale.”

“Bret has been an amazing leader and partner throughout his time at Salesforce,” said Salesforce co-CEO Keith Block. “This is the natural next step for our company as we continue to drive innovation and deliver the incredible experiences our customers expect from Salesforce.”

Taylor is the co-founder and former CEO of Quip, which was acquired by Salesforce in 2016. He has spent his career building widely used products for businesses and consumers. Prior to founding Quip, Taylor served as the Chief Technology Officer of Facebook, which he joined in 2009 after it acquired his social networking company, FriendFeed. Bret also spent several years at Google, where he co-created Google Maps. Taylor is a member of Twitter’s board of directors. He graduated from Stanford University with a B.S. and M.S. in Computer Science.

About Salesforce

Salesforce is the global leader in Customer Relationship Management (CRM), bringing companies closer to their customers in the digital age. Founded in 1999, Salesforce enables companies of every size and industry to take advantage of powerful technologies—cloud, mobile, social, internet of things, artificial intelligence, voice and blockchain—to create a 360-degree view of their customers. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.